COMPANY CONTACT: Doug Atkinson, CFA Senior Manager - Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Fourth Quarter 2017 Results Ahead of Expectations
4Q17 Production Increases 13.6% Compared to 3Q17
Reports 2017 Year-End Reserves growth of 38% to 1.0 Tcfe
Increasing Development Through Adding Second Drilling Rig

Houston, TX - February 28, 2018 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the fourth quarter 2017. Highlights include:

•	Net production averaged 177 million cubic feet of natural gas equivalent per day (“Mmcfe/d”), exceeding the high end of guidance

•	Oil and gas revenues of $58.7 million, a 20% increase from third quarter 2017

•	Lease operating expenses of $0.34/Mcfe compared to $0.41/Mcfe in the third quarter 2017

•	Net Income of $25.1 million, or $2.17 per diluted share compared to $1.12 in the third quarter 2017

•	Adjusted EBITDA (a non-GAAP measure) of $42.0 million, a 35% increase from third quarter 2017

•
Year-end 2017 reserves of 1.0 Tcfe, up 38% from prior year with PV-10 growth of 82% to $805 million with a Standardized Measure of $732 million. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see table in the back.

•	Greater than 600% reserve replacement at a finding, development, and acquisition (FD&A) cost of $0.59/Mcfe

•	Acquisition of an additional ~10,000 net acres during 4Q17 and ~36,500 net acres for the full year bringing total net acreage to over 100,000 in the Eagle Ford

•	Sale of AWP Olmos non-core assets for $28.8 million in the first quarter of 2018

•	Full year 2018 capital expenditure guidance of $245 to $265 million with plan to have two drilling rigs active by end of first quarter 2018

•	Reaffirmed full year 2018 production guidance of 175 to 195 Mmcfe/d, an increase of 22% to 37% pro forma for divestitures

Management Comments
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “We finished 2017 with another strong quarter operationally, with both production and operating costs comparing favorably to our guidance. Fourth quarter production levels were driven by strong base production performance combined with bringing two additional net wells online in our southern Eagle Ford gas position as well as two net wells in Fasken. We continue to focus on driving efficiencies with a best-in-class cost structure in the basin as evidenced by lease operating expenses declining 17% on a per unit basis compared to third quarter levels. This strong operational performance generated adjusted EBITDA of $42.0 million, an increase of 35% compared to the third quarter.”
Woolverton commented further, “I’m also pleased to announce we reported reserve growth of 38% to just over 1.0 trillion cubic feet of natural gas equivalent compared to year-end 2016 levels. We believe we have significant potential to grow proved reserves within our existing asset base as we strategically develop our Eagle Ford acreage. Additionally, after adding over approximately 36,000 acres to our Eagle Ford position in 2017, our focus now shifts to execution and demonstrating the consistency of our results and our full resource potential. We have taken steps to strengthen our operating team and now have a position of scale that provides us with substantial drilling inventory. We enter 2018 in a strong position to continue generating production and EBITDA growth.”
OPERATIONS HIGHLIGHTS
During the fourth quarter 2017, the Company drilled five net wells while completing four net wells. For the full year, the Company drilled 18 net wells and completed 22 net wells. The Company drilled in all areas of its portfolio in 2017 with a focus on demonstrating the commercial viability of the Company’s extensive drilling inventory. With solid results across all areas, SilverBow has successfully transferred its learnings from Fasken to other assets of the Eagle Ford, including a successful seven well program in the condensate window in Artesia as well as experiencing encouraging initial results in Oro Grande and Uno Mas.
SilverBow completed its first well in Uno Mas in the fourth quarter. The well was drilled with a 7,500-foot lateral and completed with approximately 2,500 pounds of proppant per foot of lateral. Results to date are encouraging and the Company will have more to report on this well on their first quarter 2018 earnings conference call. The Company plans on drilling three net wells in Uno Mas in 2018. Also during the quarter, SilverBow completed its second well in Oro Grande, the NMC 2H. The Company drilled the NMC 2H with a 7,500-foot lateral and completed with 2,500 pounds of proppant per foot of lateral, compared to 3,500 pounds of proppant per foot of lateral for the NMC 1H. The Company moved a drilling rig back to Oro Grande in the first quarter of 2018 to drill a two well pad. The Company plans on drilling five net wells in Oro Grande during 2018.
SilverBow’s most recent six well pad drilled in Fasken during the fourth quarter included three wells targeting the Lower Eagle Ford and three wells targeting the Upper Eagle Ford. This pad was recently completed and utilized 300 foot frac stage spacing and 1,500 pounds of proppant per foot of lateral. The average lateral length for this six well pad was 7,500 feet. Early results from this six well pad are encouraging and further support multi-zone development and added efficiencies for our Fasken acreage and other assets. The Company plans to drill approximately 13 net wells in Fasken in 2018.
PRODUCTION VOLUMES, OPERATING COSTS, AND REALIZED PRICES
SilverBow’s total net production for the fourth quarter averaged approximately 177 Mmcfe/d, which was above the high end of guidance. Production mix during the fourth quarter consisted of approximately 79% natural gas, 13% NGLs, and 8% oil.

Lease operating expenses during the fourth quarter of $0.34/Mcfe came in better than the Company’s guidance range of $0.38/Mcfe to $0.42/Mcfe primarily driven by continued cost initiatives enacted throughout the year.
Transportation and processing expenses came in at $0.32/Mcfe while production and ad valorem taxes were 3.1% of oil and gas revenues for the quarter. Production and ad valorem taxes were positively impacted by certain, non-reoccurring tax refunds in the quarter.
General and administrative costs of $0.45/Mcfe were higher than the $0.42/Mcfe reported in the third quarter primarily due to one-time severance costs related to several officer departures.
The Company’s average realized natural gas price, excluding the effect of hedging, was $2.88/Mcf compared to $3.01/Mcf in the third quarter of 2017. The average realized crude oil selling price, excluding the effect of hedging, was $57.64/Bbl in the fourth quarter of 2017, up from $46.93/Bbl in the third quarter of 2017. The average realized NGL selling price in the fourth quarter of 2017 was $24.37/Bbl versus $21.67/Bbl in the third quarter of 2017.
YEAR-END 2017 RESERVES
SilverBow reported year-end proved reserves of 1.0 trillion cubic feet equivalent (Tcfe), an increase of 38% over year-end 2016. Specific highlights from the Company’s year-end reserve report include:

•	Finding and development costs of $0.59/Mcfe

•	All-sources reserve replacement of 609%

•	Standardized Measure of $732 million

•	PV-10 value (non-GAAP measure) of $805 million, an increase of 82% over prior year

The table below reconciles 2016 reserves to 2017 reserves.

Total
(Mmcfe)
Proved reserves as of December 31, 2016	743,741
Extensions, discoveries, and other additions	317,024
Revisions of previous estimates	(8,748)
Purchases of minerals in place	33,405
Sales of minerals in place	(4,866)
Production	(56,135)

Proved reserves as of December 31, 2017	1,024,421
As of December 31, 2017, 82% of SilverBow’s year-end proved reserves were natural gas and 97% were located in the Eagle Ford Shale. Approximately 45% of the year-end proved reserves were classified as proved developed and 55% were classified as proved undeveloped.
Total costs incurred during 2017 were $203 million, which included approximately $149 million for development costs, $45 million for leasehold acquisition and prospect costs, and $9 million for property acquisitions.

The SEC prices used for reporting SilverBow’s year-end 2017 proved reserves, which have been adjusted for basis and quality differentials, were $2.95/Mcf for natural gas, $20.32/Bbl for natural gas liquids and $50.38/Bbl for crude oil compared to $2.43/Mcf, $16.13/Bbl, and $41.07/Bbl in 2016. Assuming SEC prices, the pre-tax present value of future net cash flows discounted at 10% (“PV-10”) of the year-end 2017 proved reserves were $805 million with a Standardized Measure of $732 million.
FINANCIAL RESULTS
The Company reported total oil and gas revenues of $58.7 million for the fourth quarter 2017 which increased 20% compared to third quarter 2017 levels. On a GAAP basis, the Company reported net income of $25.1 million for the fourth quarter, which includes a gain on the value of the Company's hedge portfolio of $3.4 million.
The Company reported Adjusted EBITDA of $42.0 million. Adjusted EBITDA is a non-GAAP financial measure. Please see the tables included with today's news release for a reconciliation of net income to Adjusted EBITDA.
Capital expenditures incurred during the fourth quarter totaled approximately $50 million inclusive of $22 million spent on acquisitions, leasing, and prospect development. In addition, the Company spent $16.3 million associated with the divestiture of the Bay De Chene field located in South Louisiana.
Effective December 22, 2017, the Company closed a Purchase and Sale contract for the Company's wellbores and facilities in Bay De Chene for $16.3 million, which will be paid by the Company, as seller. The buyer assumed approximately $20.9 million of plugging and abandonment liability. Please see the Company’s Form 10-K filing, which the Company expects to be filed on Thursday, March 1, 2018, for more information regarding this transaction.

AWP OLMOS SALE UPDATE
On January 24th, 2018, SilverBow Resources executed a definitive purchase and sale agreement to divest certain wells in its AWP Olmos area for approximately $28.8 million plus the assumption of $6.2 million of asset retirement obligations, subject to customary purchase price adjustments. This transaction is expected to close on or about March 1, 2018 and has an effective date of January 1, 2018. These assets are located in McMullen County, Texas and include 491 wells with total proved reserves of 28 Bcfe at 12/31/17 (100% proved developed). Full year 2017 production from these properties was approximately 9.5 Mmcfe/d (57% natural gas). Cash proceeds from the sale will be used to repay outstanding borrowings under the Company’s revolving credit facility. SilverBow anticipates that its borrowing base will remain unchanged at $330 million after closing this transaction and will be reviewed as normal during its regularly scheduled Spring redetermination.

2018 GUIDANCE
The Company recently announced a 2018 capital expenditure budget of $245 to $265 million, which provides for average full year production of 175 to 195 Mmcfe/d. For the first quarter 2018, the Company is guiding for 156 to 162 Mmcfe/d. Additional detail concerning the Company's first quarter 2018 and full year financial and operational guidance can be found in the table included with today’s news release and the Corporate Presentation uploaded to the Investor Relations section of the Company’s website before the conference call.

The Company recently contracted a second high-spec drilling rig. SilverBow is currently mobilizing this rig with plans to commence drilling later in the first quarter with completions from this rig turning to production early in the third quarter. The Company plans on testing multiple initiatives in 2018 aimed at further delineating its acreage position as well as testing stimulation designs and choke management protocols. The Company is also assessing the viability of stacked development in certain areas of its portfolio. These multi-zone development initiatives have the potential to significantly increase the Company’s drilling inventory and allow for a more robust co-development pattern across our portfolio.

HEDGING UPDATE
Hedging continues to be an important element of SilverBow’s strategy. The Company maintains an active hedging program to provide predictable cash flows while still allowing for flexibility in capturing increases in prices. SilverBow has approximately 55% of total production volumes hedged for full year 2018 using the mid-point of production guidance. The Company continues to layer on additional hedges. Please see the Company’s Form 10-K filing, which the Company expects to be filed on Thursday, March 1, 2018, for a detailed summary of derivative contracts.

CAPITAL STRUCTURE AND LIQUIDITY
The Company had liquidity of approximately $260 million as of December 31, 2017, primarily consisting of availability on the Company’s $330 million bank credit facility. The Company closed on $200 million of Senior Secured Second Lien Notes on December 15, 2017. For more information regarding the Second Lien Notes, please see the Company’s Corporate Presentation posted on www.sbow.com.
As of February 28, 2018, the Company had 11.6 million total common shares outstanding.
CONFERENCE CALL & UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Thursday, March 1, 2018, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested investors can listen to the call by dialing 1-877-420-2751 (U.S.) or 1-442-275-1680 (International) and requesting SilverBow’s Fourth Quarter 2017 Earnings Conference Call or by visiting our website.
A simultaneous webcast of the call may be accessed over the internet by visiting our website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Fourth Quarter 2017 Earnings Conference Call” link. The webcast will be archived for replay on the SilverBow website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of the Company's website before the conference call.

ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from the Eagle Ford Shale in South Texas. With almost 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which we leverage to assemble high quality drilling inventory while continuously enhancing our operations to maximize returns on capital invested. For more information, please visit www.sbow.com.

Forward-Looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of SilverBow Resources, Inc. with the Securities and Exchange Commission.

(Financial Highlights to Follow)

Consolidated Balance Sheets
SilverBow Resources, Inc. and Subsidiaries (in thousands, except share amounts)

	Successor
	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$7,806	$303
Accounts receivable, net	27,263	17,490
Fair value of commodity derivatives	5,148	458
Other current assets	2,352	3,228
Total Current Assets	42,569	21,479

Property and Equipment:
Property and Equipment, Full Cost Method, including $50,377 and $33,354 of unproved property costs not being amortized	712,166	517,074
Less – Accumulated depreciation, depletion, amortization and impairment	(216,769)	(169,879)
Property and Equipment, Net	495,397	347,195
Other Long-Term Assets	13,304	8,625
Total Assets	$551,270	$377,299
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$44,437	$40,434
Fair value of commodity derivatives	5,075	15,823
Accrued capital costs	10,883	11,954
Accrued interest	2,106	1,721
Undistributed oil and gas revenues	12,996	9,192
Total Current Liabilities	75,497	79,124

Long-term debt	265,325	198,000
Asset retirement obligations	8,678	22,291
Other long-term liabilities	8,312	1,829

Commitments and Contingencies	—	—

Stockholders' Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 11,621,385 and 10,076,059 shares issued and 11,570,621 and 10,053,574 shares outstanding	116	101
Additional paid-in capital	279,111	232,917
Treasury stock held, at cost, 50,764 and 22,485 shares	(1,452)	(675)
Retained earnings (Accumulated deficit)	(84,317)	(156,288)
Total Stockholders’ Equity	193,458	76,055
Total Liabilities and Stockholders’ Equity	$551,270	$377,299

Consolidated Statements of Operations
SilverBow Resources, Inc. and Subsidiaries (in thousands, except per-share amounts)

	Successor		Predecessor
	Year Ended December 31, 2017	Period from April 23, 2016 through December 31, 2016	Period from January 1, 2016 through April 22, 2016	Year Ended December 31, 2015
Revenues:
Oil and gas sales	$195,910	$121,386	$43,027	$246,270

Operating Expenses:
General and administrative, net	30,000	22,538	9,245	42,611
Depreciation, depletion, and amortization	46,933	36,436	20,439	177,512
Accretion of asset retirement obligation	2,322	2,878	1,610	5,572
Lease operating expense	21,908	25,777	14,933	70,188
Transportation and gas processing	19,360	13,038	6,090	21,741
Severance and other taxes	8,205	6,713	3,917	17,090
Write-down of oil and gas properties	—	133,496	77,732	1,562,086
Total Operating Expenses	128,728	240,876	133,966	1,896,800

Operating Income (Loss)	67,182	(119,490)	(90,939)	(1,650,530)

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	17,913	(19,677)	—	186
Interest expense, net	(15,070)	(15,310)	(13,347)	(75,870)
Reorganization items	—	(1,639)	956,142	(6,565)
Other income (expense), net	(8)	(172)	(245)	(1,735)

Income (Loss) Before Income Taxes	70,017	(156,288)	851,611	(1,734,514)

Income Taxes	(1,954)	—	—	(80,543)

Net Income (Loss)	$71,971	$(156,288)	$851,611	$(1,653,971)

Per Share Amounts-

Basic: Net Income (Loss)	$6.28	$(15.61)	$19.06	$(37.20)

Diluted: Net Income (Loss)	$6.25	$(15.61)	$18.64	$(37.20)

Weighted Average Shares Outstanding - Basic	11,453	10,013	44,692	44,463

Weighted Average Shares Outstanding - Diluted	11,514	10,013	45,697	44,463

Consolidated Statements of Operations
SilverBow Resources, Inc. and Subsidiaries (in thousands, except per-share amounts)

	Successor
	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016
Revenues:
Oil and gas sales	$58,694	$42,846

Operating Expenses:
General and administrative, net	7,324	6,619
Depreciation, depletion, and amortization	14,558	9,815
Accretion of asset retirement obligation	600	947
Lease operating expense	5,528	8,515
Transportation and gas processing	5,293	3,969
Severance and other taxes	1,828	2,166
Write-down of oil and gas properties	—	—
Total Operating Expenses	35,131	32,031

Operating Income (Loss)	23,563	10,815

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	3,448	(12,553)
Interest expense, net	(3,953)	(5,173)
Reorganization items	—	(170)
Other income (expense), net	125	—

Income (Loss) Before Income Taxes	23,183	(7,081)

Income Taxes	(1,954)	—

Net Income (Loss)	$25,137	$(7,081)

Per Share Amounts-

Basic: Net Income (Loss)	$2.17	$(0.71)

Diluted: Net Income (Loss)	$2.17	$(0.71)

Weighted Average Shares Outstanding - Basic	11,561	10,013

Weighted Average Shares Outstanding - Diluted	11,602	10,013

Consolidated Statements of Cash Flows

	Successor		Predecessor
	Year Ended December 31, 2017	Period from April 23, 2016 through December 31, 2016	Period from January 1, 2016 through April 22, 2016	Year Ended December 31, 2015
Cash Flows from Operating Activities:
Net income (loss)	$71,971	$(156,288)	$851,611	$(1,653,971)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities-
Write-down of oil and gas properties	—	133,496	77,732	1,562,086
Depreciation, depletion, and amortization	46,933	36,436	20,439	177,512
Accretion of asset retirement obligation	2,322	2,878	1,610	5,572
Deferred income tax benefit	—	—	—	(80,133)
Share-based compensation expense	6,849	3,618	886	4,435
Loss (gain) on derivatives	(17,913)	19,676	—	(186)
Cash settlements (paid) received on derivatives	(1,411)	(1,928)	—	2,544
Settlements of asset retirement obligations	(2,335)	(2,993)	(848)	—
Write-down of debt issuance cost	2,676	—	—	—
Reorganization items (non-cash)	—	—	(977,696)	6,565
Other	(559)	1,351	229	(3,189)
Change in operating assets and liabilities-
(Increase) decrease in accounts receivable and other assets	(7,169)	16,812	(5,474)	26,747
Increase (decrease) in accounts payable and accrued liabilities	6,089	(6,689)	(9,647)	(15,003)
Increase (decrease) in income taxes payable	—	—	—	(435)
Increase (decrease) in accrued interest	385	1,058	(308)	9,730
Net Cash Provided by (Used in) Operating Activities	107,838	47,427	(41,466)	42,274
Cash Flows from Investing Activities:
Additions to property and equipment	(192,982)	(45,671)	(24,530)	(139,688)
Acquisition of producing properties	(9,426)	—	—	—
Proceeds from the sale of property and equipment	702	45,985	48,661	1,164
Net Cash Provided by (Used in) Investing Activities	(201,706)	314	24,131	(138,524)
Cash Flows from Financing Activities:
Proceeds from long-term debt issuances	198,000	—	—	—
Proceeds from bank borrowings	404,700	84,000	328,000	281,100
Payments of bank borrowings	(529,700)	(139,000)	(324,900)	(153,500)
Net proceeds from issuances of common stock	39,179	—	—	302
Purchase of treasury shares	(777)	(675)	(4)	(154)
Payments of debt issuance costs	(10,031)	(502)	(6,482)	(2,444)
Net Cash Provided by (Used in) Financing Activities	101,371	(56,177)	(3,386)	125,304

Net Increase (Decrease) in Cash and Cash Equivalents	7,503	(8,436)	(20,721)	29,054
Cash and Cash Equivalents at Beginning of Period	303	8,739	29,460	406
Cash and Cash Equivalents at End of Period	$7,806	$303	$8,739	$29,460

Supplemental Disclosures of Cash Flows Information:
Cash paid during period for interest, net of amounts capitalized	$10,428	$12,517	$10,367	$63,132
Cash paid during period for income taxes	$—	$—	$—	$450
Cash paid for reorganization items	$—	$12,929	$15,643	$—
Changes in capital accounts payable and capital accruals	$9,894	$(6,265)	$1,843	$(27,611)
Changes in other long-term liabilities for capital expenditures	$5,000	$—	$—	$—

SilverBow Resources, Inc.
Non-GAAP Financial Measures
Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP)
and Standardized Measure (GAAP) to PV-10 (Non-GAAP)
(In thousands)
(Unaudited)

We present adjusted EBITDA attributable to common stockholders (“Adjusted EBITDA”) in addition to our reported net income (loss) in accordance with U.S. GAAP. Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

	Successor		Predecessor
	Year Ended December 31, 2017	Period from April 23, 2016 through December 31, 2016	Period from January 1, 2016 through April 22, 2016
Net Income (Loss)	$71,971	$(156,288)	$851,611
Plus:
Depreciation, depletion and amortization	46,933	36,436	20,439
Accretion of asset retirement obligations	2,322	2,878	1,610
Interest expense	15,070	15,310	13,347
Impairment of oil and gas properties	—	133,496	77,732
Reorganization items	—	1,639	(956,142)
Derivative (gain)/loss	(17,913)	19,677	—
Derivative cash settlements collected/(paid) (1)	(1,545)	(2,130)	—
Income tax expense/(benefit)	(1,954)	—	—
Share-based compensation expense	6,849	3,618	886
Adjusted EBITDA	$121,733	$54,636	$9,483
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.

	Successor
	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016
Net Income (Loss)	$25,137	$(7,081)
Plus:
Depreciation, depletion and amortization	14,558	9,815
Accretion of asset retirement obligations	600	947
Interest expense	3,953	5,173
Impairment of oil and gas properties	—	—
Reorganization items	—	(170)
Derivative (gain)/loss	(3,448)	12,553
Derivative cash settlements collected/(paid) (1)	807	(1,173)
Income tax expense/(benefit)	(1,954)	—
Share-based compensation expense	2,311	486
Adjusted EBITDA	$41,964	$20,550
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.

Standardized Measure of Discounted Future Net Cash Flows. The following table provides a reconciliation between the Standardized Measure (the most directly comparable financial measure calculated in accordance with U.S. GAAP) and PV-10 Value of the Company's proved reserves.

	As of December 31,
(in millions)	2017	2016	2015
PV-10 Value	$805	$442	$374
Less: Future income taxes (discounted at 10%)	73	35	—
Standardized Measure of Discounted Future Net Cash Flows	$732	$407	$374

Production Volumes & Pricing (Unaudited)
SilverBow Resources and Subsidiaries

	Successor		Predecessor
	Year Ended December 31, 2017	Period from April 23, 2016 through December 31, 2016	Period from January 1, 2016 through April 22, 2016	Year Ended December 31, 2015
All Fields

Net Sales Volume:
Oil (MBbls)	685	786	522	2,406
Natural Gas Liquids (MBbls)	1,046	727	380	1,433
Natural gas (MMcf)	45,751	29,109	11,431	43,839
Total (MMcfe)	56,135	38,190	16,842	66,877

Average Sales Price:
Oil (Per Bbl)	$50.98	$44.79	$31.43	$47.11
Natural Gas Liquids (Per Bbl)	$21.61	$16.39	$11.04	$14.54
Natural gas (Per Mcf)	$3.03	$2.55	$1.96	$2.56
Total (Per Mcfe)	$3.49	$3.18	$2.55	$3.68

Average Production Cost (Per Mcfe sold) (1)	$0.74	$1.00	$1.26	$1.38

(1) Average production cost includes transportation and gas processing costs but excludes severance and ad valorem taxes.

	Successor
	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016
All Fields

Net Sales Volume:
Oil (MBbls)	229	240
Natural Gas Liquids (MBbls)	347	226
Natural gas (MMcf)	12,847	9,551
Total (MMcfe)	16,303	12,347

Average Sales Price:
Oil (Per Bbl)	$57.64	$47.10
Natural Gas Liquids (Per Bbl)	$24.37	$18.84
Natural gas (Per Mcf)	$2.88	$2.86
Total (Per Mcfe)	$3.60	$3.47

Average Production Cost (Per Mcfe sold) (1)	$0.66	$1.11

(1) Average production cost includes transportation and gas processing costs but excludes severance and ad valorem taxes.

First Quarter 2018 & Full Year 2018 Guidance

Guidance
	1Q 2018	FY 2018
Production Volumes:
Oil (Bbls/d)	1,900 - 2,000	1,600 - 1,800
NGLs (Bbls/d)	3,000 - 3,100	2,575 - 2,900
Natural Gas (Mmcf/d)	127 - 131	150 - 167
Million Cubic Feet of Gas Equivalent (Mmcfe/d)	156 - 162	175 - 195
Pro Forma Production (MMcfe/d)(1)	150 - 156	175 - 195

Operating Costs & Expenses :
Lease Operating Expense ($/Mcfe)	$0.35 - $0.36	$0.25 - $0.28
Transportation & Processing Expense ($/Mcfe)	$0.34 - $0.35	$0.34 - $0.38
Production & Ad Val Taxes (% of O&G Revenue)	4.5% - 5.0%	4.5% - 5.0%
Cash G&A, net (in millions)	$4.7 - $5.1	$18.1 - $19.1
DD&A Expense ($/Mcfe)	$0.89 - $0.95	$0.89 - $1.00
Cash Interest Expense ($MM)	$5.3 - $6.3	N/A
Product Pricing :
Natural Gas NYMEX Differential (per Mcf)	($0.06) – ($0.01)	N/A
Crude Oil NYMEX Differential (per Bbl)	$0.75 - $1.75	N/A
Natural Gas Liquids (% of WTI)	36% - 38%	N/A

(1) Pro Forma for divested properties in 2017 and for AWP Olmos divestiture in 1Q18

Finding and Development (“F&D”) Cost Calculation:
(Unaudited)

F&D costs are commonly used to assist in the evaluation of how much it costs the Company, on a per Mcfe basis, to add proved reserves. We present F&D costs in addition to and used in conjunction with our financial statements prepared in accordance with U.S. GAAP. Due to various factors, including but not limited to timing differences, F&D costs do not necessarily reflect precisely the costs associated with particular reserves. Further, our F&D costs may not be comparable to similarly titled measures of another company because all companies may not calculate F&D costs in the same manner.

F&D All-In costs are calculated by dividing the total acquisition, exploration, and development costs for the year by extensions, discoveries, and other additions, purchases of minerals in place, and total revisions for the year.

Reserve replacement ratio is calculated by dividing the sum of extensions, discoveries, and other additions, purchases of minerals in place, and total revisions for the year by production.

F&D Cost reconciliation
Year Ended December 31, 2017
in $000's
Lease acquisitions and prospect costs	$44,569
Exploration	—
Development	149,293
Acquisition of property	$9,426
Total acquisition, exploration, and development	$203,288

in Mmcfe
Proved reserves as of December 31, 2016	743,741
Extensions, discoveries, and other additions(1)	317,024
Revisions of previous estimates	(8,748)
Purchases of minerals in place	33,405
Sales of minerals in place	(4,866)
Production	(56,135)

Proved reserves as of December 31, 2017	1,024,421

F&D Costs ($/Mcfe)	0.59

Reserve replacement ratio	609%

(1) The increase in 2017 was primarily attributable to extensions added based on drilling results and leasing of adjacent acreage.